CUSIP No. 023111107


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                             Amarin Corporation plc
                             ----------------------
                                (Name of Issuer)

                Ordinary Shares, (pound)0.05 par value per share
                ------------------------------------------------
                         (Title of Class of Securities)

                                    023111107
                                    ---------
                                 (CUSIP Number)

                                December 6, 2007
                                ----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

 [ ]      Rule 13d-1(b)

 [x]      Rule 13d-1(c)

 [ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 023111107


1   Name of Reporting Person:  Medica II Management L.P.
    I.R.S. Identification No. of above person (entities only): N/A

2   Check the Appropriate Box if a Member of a Group (See Instructions): (a) [ ]
                                                                         (b) [x]

3   SEC Use Only

4   Citizenship or Place of Organization:    Cayman Islands

Number of        5    Sole Voting Power:               5,728,929 Ordinary Shares
Shares
Beneficially     6    Shared Voting Power:                  -0-  Ordinary Shares
Owned by
Each             7    Sole Dispositive Power:          5,728,929 Ordinary Shares
Reporting
Person With      8    Shared Dispositive Power:            -0-   Ordinary Shares

9   Aggregate Amount Beneficially Owned by Each Reporting Person:
                                                       5,728,929 Ordinary Shares

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): [ ]

11  Percent of Class Represented by Amount in Row (9):    4.7%*

12  Type of Reporting Person (See Instructions):    PN

-----------------
* Based on 122,766,470 outstanding Ordinary Shares, which was calculated based on information contained in the Issuer's public filings.

CUSIP No. 023111107


1   Name of Reporting Person:  Medica II Investment GP Co. Ltd.
    I.R.S. Identification No. of above person (entities only): N/A

2   Check the Appropriate Box if a Member of a Group (See Instructions): (a) [ ]
                                                                         (b) [x]

3   SEC Use Only

4   Citizenship or Place of Organization:    Cayman Islands

Number of        5    Sole Voting Power:               5,728,929 Ordinary Shares
Shares
Beneficially     6    Shared Voting Power:                  -0-  Ordinary Shares
Owned by
Each             7    Sole Dispositive Power:          5,728,929 Ordinary Shares
Reporting
Person With      8    Shared Dispositive Power:            -0-   Ordinary Shares

9   Aggregate Amount Beneficially Owned by Each Reporting Person:
                                                       5,728,929 Ordinary Shares

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): [ ]

11  Percent of Class Represented by Amount in Row (9):   4.7%*

12  Type of Reporting Person (See Instructions):    CO

----------------
* Based on 122,766,470 outstanding Ordinary Shares, which was calculated based on information contained in the Issuer's public filings.

CUSIP No. 023111107


1 Name of Reporting Person: Medica II Investments (International), L.P. I.R.S. Identification No. of above person (entities only): N/A

2   Check the Appropriate Box if a Member of a Group (See Instructions): (a) [ ]
                                                                         (b) [x]

3   SEC Use Only

4   Citizenship or Place of Organization:    Cayman Islands

Number of        5    Sole Voting Power:               3,273,308 Ordinary Shares
Shares
Beneficially     6    Shared Voting Power:                   -0- Ordinary Shares
Owned by
Each             7    Sole Dispositive Power:          3,273,308 Ordinary Shares
Reporting
Person With      8    Shared Dispositive Power:              -0- Ordinary Shares

9   Aggregate Amount Beneficially Owned by Each Reporting Person:
                                                       3,273,308 Ordinary Shares

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): [ ]

11  Percent of Class Represented by Amount in Row (9):    2.7%*

12  Type of Reporting Person (See Instructions):    PN

-----------------
* Based on 122,766,470 outstanding Ordinary Shares, which was calculated based on information contained in the Issuer's public filings.

CUSIP No. 023111107


1 Name of Reporting Person: Medica II Investments (Israel) L.P. I.R.S. Identification No. of above person (entities only): N/A

2   Check the Appropriate Box if a Member of a Group (See Instructions): (a) [ ]
                                                                         (b) [x]

3   SEC Use Only

4   Citizenship or Place of Organization:    Israel

Number of        5    Sole Voting Power:               1,219,208 Ordinary Shares
Shares
Beneficially     6    Shared Voting Power:                   -0- Ordinary Shares
Owned by
Each             7    Sole Dispositive Power:          1,219,208 Ordinary Shares
Reporting
Person With      8    Shared Dispositive Power:              -0- Ordinary Shares

9   Aggregate Amount Beneficially Owned by Each Reporting Person:
                                                       1,219,208 Ordinary Shares

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): [ ]

11  Percent of Class Represented by Amount in Row (9):   1.0%*

12  Type of Reporting Person (See Instructions):   PN

-----------------
* Based on 122,766,470 outstanding Ordinary Shares, which was calculated based on information contained in the Issuer's public filings.

CUSIP No. 023111107


1 Name of Reporting Person: Medica II Investments (P.F.) (Israel), L.P. I.R.S. Identification No. of above person (entities only): N/A

2   Check the Appropriate Box if a Member of a Group (See Instructions): (a) [ ]
                                                                         (b) [x]

3   SEC Use Only

4   Citizenship or Place of Organization:    Israel

Number of        5    Sole Voting Power:                 628,309 Ordinary Shares
Shares
Beneficially     6    Shared Voting Power:                   -0- Ordinary Shares
Owned by
Each             7    Sole Dispositive Power:            628,309 Ordinary Shares
Reporting
Person With      8    Shared Dispositive Power:              -0- Ordinary Shares

9   Aggregate Amount Beneficially Owned by Each Reporting Person:
                                                         628,309 Ordinary Shares

10  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
   (See Instructions): [ ]

11  Percent of Class Represented by Amount in Row (9):    .5%*

12  Type of Reporting Person (See Instructions):    PN

-----------------
* Based on 122,766,470 outstanding Ordinary Shares, which was calculated based on information contained in the Issuer's public filings.

CUSIP No. 023111107


1   Name of Reporting Person:  Medica II/Baxter L.P.
    I.R.S. Identification No. of above person (entities only): N/A


2   Check the Appropriate Box if a Member of a Group (See Instructions): (a) [ ]
                                                                         (b) [x]

3   SEC Use Only

4   Citizenship or Place of Organization:          Israel


Number of        5    Sole Voting Power:                 277,171 Ordinary Shares
Shares
Beneficially     6    Shared Voting Power:                   -0- Ordinary Shares
Owned by
Each             7    Sole Dispositive Power:            277,171 Ordinary Shares
Reporting
Person With      8    Shared Dispositive Power:              -0- Ordinary Shares


9   Aggregate Amount Beneficially Owned by Each Reporting Person:
                                                         277,171 Ordinary Shares


10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): [ ]


11  Percent of Class Represented by Amount in Row (9):    .2%*


12  Type of Reporting Person (See Instructions):    PN

-----------------
* Based on 122,766,470 outstanding Ordinary Shares, which was calculated based on information contained in the Issuer's public filings.

CUSIP No. 023111107

1     Name of Reporting Person:  Medica Investments (Israel) L.P.
      I.R.S. Identification No. of above person (entities only): N/A

2   Check the Appropriate Box if a Member of a Group (See Instructions): (a) [ ]
                                                                         (b) [x]

3   SEC Use Only

4   Citizenship or Place of Organization:          Israel

Number of        5    Sole Voting Power:               2,333,448 Ordinary Shares
Shares
Beneficially     6    Shared Voting Power:                   -0- Ordinary Shares
Owned by
Each             7    Sole Dispositive Power:          2,333,448 Ordinary Shares
Reporting
Person With      8    Shared Dispositive Power:              -0- Ordinary Shares

9   Aggregate Amount Beneficially Owned by Each Reporting Person:
                                                       2,333,448 Ordinary Shares

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): [ ]

11  Percent of Class Represented by Amount in Row (9):    1.9%*

12  Type of Reporting Person (See Instructions):    PN

-----------------
* Based on 122,766,470 outstanding Ordinary Shares, which was calculated based on information contained in the Issuer's public filings.

CUSIP No. 023111107


1   Name of Reporting Person:  Ehud Geller
    I.R.S. Identification No. of above person (entities only): N/A


2   Check the Appropriate Box if a Member of a Group (See Instructions): (a) [ ]
                                                                         (b) [x]

3   SEC Use Only

4   Citizenship or Place of Organization:           Israel


Number of         5   Sole Voting Power:               8,062,377 Ordinary Shares
Shares
Beneficially      6   Shared Voting Power:                   -0- Ordinary Shares
Owned by
Each              7   Sole Dispositive Power:          8,062,377 Ordinary Shares
Reporting
Person With       8   Shared Dispositive Power:              -0- Ordinary Shares

9   Aggregate Amount Beneficially Owned by Each Reporting Person:
                                                       8,062,377 Ordinary Shares

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): [ ]

11  Percent of Class Represented by Amount in Row (9):    6.6%*

12  Type of Reporting Person (See Instructions):   IN

-----------------
* Based on 122,766,470 outstanding Ordinary Shares, which was calculated based on information contained in the Issuer's public filings.

CUSIP No. 023111107


Item 1.

(a)  Name of Issuer: Amarin Corporation plc

(b)  Address of Issuer's Principal Executive Offices:

     110 Cannon Street
     London EC4N 6AR
     England

Item 2.

(a)  Name of Person Filing:
     General Partners:
     (i) Medica II Management L.P., a Cayman Islands limited partnership
     (ii) Medica II Investment GP Co. Ltd., a Cayman Islands company

     Investment Funds:
     (i) Medica II Investments (International), L.P , a Cayman Islands limited partnership
     (ii)  Medica II Investments (Israel) L.P., an Israeli limited partnership
     (iii) Medica II Investments (P.F.) (Israel), L.P., an Israeli limited partnership
     (iv)  Medica II/Baxter L.P., an Israeli limited partnership
     (v)   Medica Investments (Israel) L.P., an Israeli limited partnership

     Officer/Director/General Partner:
     (i) Ehud Geller, an Israeli citizen and an officer and director of Medica II Investment GP Co. Ltd. and general partner of Medica Investments (Israel) L.P.

(b)  Address of Principal Business Office or, if none, Residence:

     The address of each reporting person is:
     c/o Medica II Management L.P.
     Ackerstein Towers, Building B
     11 Hamanofim Street
     Herzliya, Israel 46725

(c) Citizenship: Each of the entities or persons identified in 2(a) above is a company, limited partnership or individual organized under the laws of the jurisdiction, or is a citizen of the jurisdiction, as applicable, set forth opposite such entity's or person's name.

(d) Title of Class of Securities: Ordinary Shares, (pound)0.05 par value per share ("Ordinary Shares")

(e)  CUSIP No.: 023111107


Item 3.  Not applicable

CUSIP No. 023111107


Item 4.  Ownership

(a)    Amount beneficially owned:

       (i) Medica II Investment GP Co. Ltd., as the general partner of Medica II Management L.P., the general partner of each of the investment funds named in Item 2(a)(i)-(iv) above, may be deemed to beneficially own 5,397,996 Ordinary Shares held of record by the investment funds named in Item 2(a)(i)-(iv) above and the 330,933 Ordinary Shares held of record by Medica II Management L.P.;

       (ii) Medica II Management L.P. is the record holder of 330,933 Ordinary Shares and is the general partner of each of the investment funds named in Item 2(a)(i)-(iv) above, and it may be deemed to beneficially own 5,397,996 Ordinary Shares held of record by the investment funds named in Item 2(a)(i)-(iv) above;

       (iii) Medica II Investments (International) L.P. is the record holder of 3,273,308 Ordinary Shares.

       (iv) Medica II Investments (Israel) L.P. is the record holder of 1,219,208 Ordinary Shares.

       (v) Medica II Investments (P.F.) (Israel), L.P. is the record holder of 628,309 Ordinary Shares.

       (vi)     Medica II/Baxter L.P. is the record holder of 277,171 Ordinary
                Shares.

       (vii) Medica Investments (Israel) L.P. is the record holder of 2,333,448 Ordinary Shares.

       (viii) Ehud Geller, as the general partner of Medica Investments (Israel) L.P may be deemed to beneficially own 2,333,448 Ordinary Shares held of record by this fund. In addition, Ehud Geller is an officer, director and shareholder of Medica II Investment GP Co., Ltd., which is the general partner of Medica II Management L.P., which in turn is the general partner of each of the investment funds named in Item 2(a)(i)-(iv) above, and he may be deemed to beneficially own 330,933 Ordinary Shares held of record by Medica II Management L.P. and 5,397,996 Ordinary Shares held of record by the investment funds named in Item 2(a)(i)-(iv) above.

(b) Percent of class*:

--------------------------------------------------------------------------
Medica II Management L.P.                                         4.7%
--------------------------------------------------------------------------
Medica II Investment GP Co. Ltd.                                  4.7%
--------------------------------------------------------------------------
Medica II Investments (International), L.P.                       2.7%
--------------------------------------------------------------------------
Medica II Investments (Israel) L.P.                               1.0%
--------------------------------------------------------------------------
Medica II Investments (P.F.) (Israel), L.P.                        .5%
--------------------------------------------------------------------------
Medica II/Baxter L.P.                                              .2%
--------------------------------------------------------------------------
Medica Investments (Israel) L.P.                                  1.9%
--------------------------------------------------------------------------
--------------------------------------------------------------------------
Ehud Geller                                                       6.6%
--------------------------------------------------------------------------

-----------------

* Based on 122,766,470 outstanding Ordinary Shares, which was calculated based on information contained in the Issuer's public filings.

CUSIP No. 023111107



(c) Number of shares as to which such person has: (i) sole voting power;
    (ii) shared voting power; (iii) sole dispositive power; (iv) shared dispositive power:

----------------------------------------------- ---------------------------------------------------
                                                                   Number of Shares
----------------------------------------------- ---------------------------------------------------
Reporting Person                                     (i)          (ii)         (iii)       (iv)
----------------------------------------------- ------------ ------------- ------------ -----------
General Partners
----------------------------------------------- ------------ ------------- ------------ -----------
Medica II Management L.P.                         5,728,929             0    5,728,929           0
----------------------------------------------- ------------ ------------- ------------ -----------
Medica II Investment GP Co. Ltd.                  5,728,929             0    5,728,929           0
----------------------------------------------- ------------ ------------- ------------ -----------

----------------------------------------------- ------------ ------------- ------------ -----------
Investment Funds
----------------------------------------------- ------------ ------------- ------------ -----------
Medica II Investments (International), L.P.       3,273,308             0    3,273,308           0
----------------------------------------------- ------------ ------------- ------------ -----------
Medica II Investments (Israel) L.P.               1,219,208             0    1,219,208           0
----------------------------------------------- ------------ ------------- ------------ -----------
Medica II Investments (P.F.) (Israel), L.P.         628,309             0      628,309           0
----------------------------------------------- ------------ ------------- ------------ -----------
Medica II/Baxter L.P.                               277,171             0      277,171           0
----------------------------------------------- ------------ ------------- ------------ -----------
Medica Investments (Israel) L.P.                  2,333,448             0    2,333,448           0
----------------------------------------------- ------------ ------------- ------------ -----------

----------------------------------------------- ------------ ------------- ------------ -----------
Officer/Director/General Partner
----------------------------------------------- ------------ ------------- ------------ -----------
Ehud Geller                                       8,062,377             0    8,062,377           0
----------------------------------------------- ------------ ------------- ------------ -----------


Item 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable.

Item 8.  Identification and Classification of Members of the Group

         Each of the Reporting Persons expressly disclaims membership in a "Group" as defined in Rule 13d-1(b)(ii)(J).

Item 9.  Notice of Dissolution of Group

         Not applicable.

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 023111107





                                    SIGNATURE

     After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 17, 2007

                                MEDICA II MANAGEMENT L.P.


                                By:/s/ Ehud Geller
                                   ---------------
                                   Name: Ehud Geller
                                   Title:   Director

                                MEDICA II INVESTMENT GP CO. LTD.


                                By:/s/ Ehud Geller
                                   ---------------
                                   Name: Ehud Geller
                                   Title:   Director

                                Medica II Investments (International), L.P.
                                Medica II Investments (Israel) L.P.
                                Medica II Investments (P.F.) (Israel), L.P.
                                Medica II/Baxter L.P.


                                By: Medica II Management L.P., their general partner

                                By:   Medica II Investment GP Co. Ltd., its
                                      general partner

                                By:/s/ Ehud Geller
                                   ---------------
                                   Name: Ehud Geller
                                   Title:   Director

                                MEDICA INVESTMENTS (ISRAEL) L.P.


                                 By:/s/ Ehud Geller
                                   ---------------
                                   Name: Ehud Geller
                                   Title:   Director

                                /s/ Ehud Geller
                                ---------------
                                Ehud Geller

CUSIP No. 023111107



                                                                       Exhibit I

                             JOINT FILING AGREEMENT

         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Ordinary Shares of Amarin Corporation plc.

         EXECUTED as a sealed instrument this 17th day of December, 2007.

                                MEDICA II MANAGEMENT L.P.


                                By:/s/ Ehud Geller
                                   ---------------
                                   Name: Ehud Geller
                                   Title:   Director

                                MEDICA II INVESTMENT GP CO. LTD.


                                By:/s/ Ehud Geller
                                   ---------------
                                   Name: Ehud Geller
                                   Title:   Director

                                Medica II Investments (International), L.P.
                                Medica II Investments (Israel) L.P.
                                Medica II Investments (P.F.) (Israel), L.P.
                                Medica II/Baxter L.P.


                                By: Medica II Management L.P., their general partner

                                By:   Medica II Investment GP Co. Ltd., its
                                      general partner

                                By:/s/ Ehud Geller
                                   ---------------
                                   Name: Ehud Geller
                                   Title:   Director

                                MEDICA INVESTMENTS (ISRAEL) L.P.


                                By:/s/ Ehud Geller
                                   ---------------
                                   Name: Ehud Geller
                                   Title:   Director

                                /s/ Ehud Geller
                                ---------------
                                Ehud Geller